UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NaturalNano, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	87-0646435 (I.R.S. Employer Identification No.)

____________________

15 Schoen Place
Pittsford, New York 14534
Telephone: (585) 267-4848
(Address of Principal Executive Offices)
____________________

2009 STOCK INCENTIVE PLAN
(Full title of the plan)

James Wemett
President
15 Schoen Place
Pittsford, New York 14534
Telephone: (585) 267-4848
 (Name, address and telephone number, including area code, of Agent For Service)

Copy to:

David Lubin, Esq.
David Lubin & Associates, PLLC
5 North Village Avenue
Rockville Centre, New York
Telephone: (516) 887-8200
Facsimile: (516) 887-8250

**Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum of offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.001 per share	20,000,000.027		$600,000	$34.20

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) also registers such indeterminate number of additional shares of common stock that may be offered pursuant to the anti-dilution provisions set forth in the 2009 Stock Incentive Plan.

(2)
Pursuant to Rules 457(c) and 457(h)(1) of the Securities Act, the proposed maximum offering price per share is calculated upon the basis of the average of the bid and asked prices as reported on the OTC Bulletin Board on October 14, 2009.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

  Item 1.  Plan Information.

The documents containing the information concerning the 2009 Stock Incentive Plan (the “Plan”) required by Item 1 of this Registration Statement, and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8, will be sent or given to persons eligible to participate in the Plan as specified by Rule 428(b)(1) under the Securities Act.  We will maintain a file of such documents in accordance with the provisions of Rule 428 and, upon request, shall furnish to the Securities and Exchange Commission (the “Commission”) or its staff a copy or copies of documents included in such file.  Pursuant to the instructions to Form S-8, these documents are not required to be and are not being filed either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute part of a prospectus that meets the requirements of Section 10(a) of the Securities Act.

  Item 2.  Registrant Information and Employee Plan Annual Information.

Any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and the other documents required to be delivered to employees pursuant to Rule 428(b) will be available without charge to participants in the Plan upon written or oral request by contacting:

NaturalNano, Inc.
15 Schoen Place
Pittsford, New York 14534
Telephone: (585) 267-4848
Attn: James Wemett, President

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

  Item 3.  Incorporation of Certain Documents by Reference.

The following documents filed by NaturalNano, Inc. (“NaturalNano”, “we” or “our”) with the Commission are incorporated by reference in this Registration Statement:

(1)	Current Report on Form 8-K filed on October 8, 2009;

(2)	Quarterly Report on Form 10-Q, filed on September 15, 2009;

(3)	Annual Report on Form 10-K, filed on April 15, 2009;

(4)	Current Report on Form 8-K, filed April 21, 2009;

(5)	Current Report on Form 8-K, filed April 24, 2009;

(6)	Current Report on Form 8-K, filed May 13, 2009;

(7)	Quarterly Report on Form 10-Q, filed on June 19, 2009; and

(8)	Description of Common Stock in our Registration Statement on Form SB-2, filed on December 13, 2007.

In addition, all documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective dates of filing of such documents with the Commission.  Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein (or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein) modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

  Item 6.  Indemnification of Directors and Officers.

Sections 78.7502 and 78.751 of the Nevada Revised Statutes provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director or officer must not have had reasonable cause to believe his/her conduct was unlawful.

Under Section 78.751 of the Nevada Revised Statutes, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined the officer or director did not meet the standards.

Our Articles of Incorporation provide that we will indemnify our directors and officers against personal liability to the fullest extent permitted under Nevada law as set forth in our bylaws. Our bylaws include an indemnification provision under which we have the power to indemnify, our current and former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust or other enterprise, against all expenses, liability and loss reasonably incurred by reason of being or having been a director, officer or representative of ours. We may make advances for expenses upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he/she is not entitled to be indemnified by us.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of such person’s actions.

  Item 8.  Exhibits.

Exhibit No.	Description
4.1	Third Amended and Restated Articles of Incorporation (incorporated herein by reference to the Information Statement on Schedule 14C, filed with the Commission on October 7, 2008)
4.2	By-laws (incorporated herein by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q filed with the Commission on November 14, 2008)
4.3*	2009 Stock Incentive Plan
4.4*	Form of Stock Option Agreement
5.1*	Opinion of David Lubin & Associates, PLLC
23.1*	Consent of David Lubin & Associates, PLLC (included as Exhibit 5.1)
23.2*	Consent of Freed, Maxick & Battaglia, CPAs, PC
23.3*	Consent of McGladrey & Pullen, LLP
23.4*	Consent of Goldstein Golub Kessler LLP

___________________

*	filed herewith

  Item 9.  Undertakings.

1.	The undersigned Registrant hereby undertakes:

(a)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsford, New York, on this 14th day of October 2009.

NATURALNANO, INC.

By:	/s/ James Wemett
President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

By: /s/ James Wemett James Wemett, President and Sole Director (principal executive officer and principal financial officer)	October 14, 2009

EXHIBIT INDEX

Exhibit No.	Description
4.1	Third Amended and Restated Articles of Incorporation (incorporated herein by reference to the Information Statement on Schedule 14C, filed with the Commission on October 7, 2008)
4.2	By-laws (incorporated herein by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q filed with the Commission on November 14, 2008)
4.3*	2009 Stock Incentive Plan
4.4*	Form of Stock Option Agreement
5.1*	Opinion of David Lubin & Associates, PLLC
23.1*	Consent of David Lubin & Associates, PLLC (included as Exhibit 5.1)
23.2*	Consent of Freed, Maxick & Battaglia, CPAs, PC
23.3*	Consent of McGladrey & Pullen, LLP
23.4*	Consent of Goldstein Golub Kessler LLP
___________________

*	filed herewith